Exhibit 10.14
Xylem
Enhanced Severance Pay Plan
EFFECTIVE AS OF 10/31/11
1. Purpose
     The purpose of this Xylem Enhanced Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.
     The Plan first became effective as of October 31, 2011 following the spin-off of Xylem Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Plan was created to continue service accruals under the Predecessor Plan. The Plan shall remain in effect as provided in Section 9 hereof, and covered employees shall receive full credit for their service and participation with the Predecessor Corporation as provided in Section 5 hereof.
2. Covered Employees
     Covered employees under this Plan (“Employees”) are active full-time, regular salaried employees of Xylem Inc. (“Xylem”) and of any subsidiary company (“Xylem Subsidiary”) (including Employees who are short term disabled as of a Potential Acceleration event within the meaning of the Company’s short term disability benefit plans) (other than Employees on periodic severance as of a Potential Acceleration Event) who are or were, at any time within the two year period immediately preceding the Employees’ termination of employment (other than executives covered by the Xylem Special Senior Executive Severance Pay Plan), United States or Canadian citizens or who are employed in the United States or Canada, whose primary employment location is at Xylem Inc. Corporate Headquarters (currently in White Plains, New York), and such other employees of the Company who shall be designated as covered employees thereunder by the Chief Executive or the Senior Vice President, Director-Human Resources of Xylem or a designee of such officers (“Authorized Officers or Designees”). No person who is employed on a temporary, occasional or seasonal basis is eligible under this Plan.
     After the occurrence of an Acceleration Event, the terms “Xylem”, “Xylem Subsidiary” and “Company” as used herein shall also include, respectively and as the context requires, any successor company to Xylem or any successor company to any Xylem Subsidiary and any affiliate of any such successor company.
3. Definitions
     An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than Xylem or a subsidiary of Xylem or any employee benefit plan sponsored by

Xylem or a subsidiary of Xylem, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of Xylem (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than Xylem or a subsidiary of Xylem, or any employee benefit plan sponsored by Xylem or a subsidiary of Xylem, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of Xylem (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of Xylem (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving Xylem, other than a consolidation, business combination or merger involving Xylem in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of Xylem (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of Xylem (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Xylem, (iv) there shall have been a change in a majority of the members of the Board of Directors of Xylem within a 12-month period unless the election or nomination for election by Xylem’s stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who where directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than Xylem or any subsidiary of Xylem or any employee benefit plan (or related trust) sponsored by Xylem or a subsidiary of Xylem) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.
     “Cause” shall mean action by the Employee involving willful malfeasance or gross negligence or the Employee’s failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Employee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
     “Company” shall mean Xylem Inc. (“Xylem”) and of any subsidiary company (“Xylem Subsidiary”), collectively or individually as the context requires “Company”; provided, however, that for purposes of service under the Predecessor Plan, Company shall include the Predecessor Corporation.
     “Enhanced Severance Period” shall mean the period, expressed in weeks, equal to the sum of (x) two times the normal severance pay or termination pay period of weeks for the Employee (the “Normal Severance Period”), determined as if the Employee were an employee of the same grade, and having the same years of service, covered by and eligible for the severance pay or termination pay plans or policies at Xylem Corporate Headquarters, White Plains, New

York, as in effect immediately preceding an Acceleration Event and (y) four (4) weeks (in lieu of notice of termination), provided that the Enhanced Severance Period shall not exceed 108 weeks and shall not be less than the Minimum Severance Period.
     “Enhanced Week’s Pay” shall mean the sum of (x) the current annual base salary rate paid or in effect at the time of Employee’s termination of employment and (y) the current annual bonus or service recognition award paid or awarded to the Employee in respect of either (i) an Acceleration Event or (ii) the Employee’s termination of employment, including, among the bonuses and service recognition awards taken into account for this purpose, any bonus or service recognition award paid or awarded by reason of an Acceleration Event, without regard to whether such bonus or service recognition award is paid on or after an Acceleration Event, divided by 52 weeks.
     “Good Reason” shall mean (i) without the Employee’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Employee, (A) a reduction in the Employee’s annual base compensation (whether or not deferred), (B) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (ii) without the Employee’s express written consent, the Company’s requiring the Employee’s work location to be other than within twenty-five (25) miles of the location where such Employee was principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Employee’s knowledge thereof, unless the Employee has given the Company notice thereof prior to such date.
     “Minimum Severance Period” shall mean (i) with respect to Employees with less than twenty (20) years of service with the Company, twenty-six (26) weeks, (ii) with respect to Employees with between twenty (20) and twenty-five (25) years of service with the Company, 52 weeks, (iii) with respect to Employees with greater than twenty-five (25) years of service with the Company but less than or equal to thirty (30) years of service with the Company, seventy-eight (78) weeks and (iv) with respect to Employees with greater than thirty (30) years of service with the Company, one hundred and four (104) weeks. For purposes hereof, “years of service” shall have the same meaning as in the termination pay plans or policies at Xylem Corporate Headquarters, White Plains, New York, as in effect immediately preceding an Acceleration Event and shall be determined as of the date of the Employee’s termination of employment with the Company.
     “Potential Acceleration Event” shall mean any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in an Acceleration Event.

4. Severance Benefits Upon Termination of Employment
     If an Employee’s employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). For purposes hereof, (i) a “Qualifying Termination” shall mean a termination of an Employee’s employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by an Employee for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event and (ii) a determination by an Employee that he or she has “Good Reason” hereunder shall be final and binding on the parties hereto unless the Company can establish by a preponderance of the evidence that “Good Reason” does not exist.
5. Severance Benefits
     Severance Benefits for Employees:
     • Accrued Rights — The Employee’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Company policy prior to the date of the Employee’s termination of employment and such employee benefits, if any, as to which the Employee may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
     • Severance Pay — The number of weeks of the Employee’s Enhanced Severance Period times the Employee’s Enhanced Week’s Pay, paid in the form described in Section 6 below.
     • Benefits
     – Continued health and life insurance benefits for a period equal to the Employee’s Enhanced Severance Period following the Employee’s termination of employment at the same cost to the Employee, and at the same coverage levels, as provided to the Employee (and the Employee’s eligible dependents) immediately prior to his or her termination of employment.
     – Payment of a lump sum amount (“Pension Lump Sum Amount”) equal to the difference between (i) the total lump sum value of the Employee’s pension benefit under the Xylem Salaried Retirement Plan and, as applicable, the Predecessor Corporation’s Excess Pension Plan IIA, Excess Pension Plan IIB or any successor plan; provided that the benefits under such successor plan is no less favorable than the benefits under the plans set forth herein (or corresponding pension arrangements (i) outside the United States or (ii) as may be designated by an Authorized Officer or Designee) (“Pension Plans”) as of the Employee’s termination of employment and (ii) the total lump sum value of the Employee’s pension benefit under the Pension Plans after crediting to the Employee an additional two (2) years of age and two (2) years of eligibility and benefit service and applying the highest annual base salary rate and highest bonus or service recognition award determined above under “Enhanced Week’s Pay” with respect to the additional period of service so credited for purposes of determining the Final Average Compensation under the Excess Pension Plans of the Company. The above total lump sum values shall be determined in the manner provided in the Pension Plans of the Company for determination of lump sum benefits upon the occurrence of an Acceleration Event, as defined in said Plans. This provision shall apply to any Employee having a pension benefit under any of the Pension Plans as of the Employee’s termination of employment. An example of the calculation of benefits set forth in this paragraph is set forth on Schedule A.
     – Crediting of an additional two (2) years of age and an additional two (2) years of eligibility service for purposes of the Company’s retiree health and retiree life insurance benefits. This provision shall apply to any Employees covered under such benefits any time during the three (3) year period immediately preceding the Employee’s termination of employment.
     – Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to the number of weeks of the Employee’s Enhanced Severance Period times the following amount: the highest annual base salary rate determined above under “Enhanced Week’s Pay”, divided by 52 weeks, times the highest percentage rate of Company Contributions (not to exceed 3 1/2%) with respect to the Employee under the Xylem Investment and Savings Plan for Salaried Employees and/or the Xylem Excess Savings Plan (or corresponding savings plan arrangements (i) outside the United States or (ii) as may be designated by an Authorized Officer of Designee) (“Savings Plans”) (including matching contributions and floor contributions) at any time during the three (3) year period immediately preceding the Employee’s termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Employee who is a member of any of the Savings Plans at any time during such three (3) year period.
     • Outplacement — Outplacement services for one (1) year.
     With respect to the provision of benefits described above during the above period equal to the Employee’s Enhanced Severance Period, if, for any reason at any time the Company is unable to treat the Employee as being eligible for ongoing participation in any Company employee benefit plans in existence immediately prior to the termination of employment of the Employee, and if, as a result thereof, the Employee does not receive a benefit or receives a reduced benefit the Company shall provide such benefits by making available equivalent benefits from other sources in a manner consistent with Section 15 below.
     Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by an Employee with the Predecessor Corporation shall be credited in full towards an Employee’s service and participation with the Company.
6. Form of Payment of Severance Pay and Lump Sum Payments
     Severance Pay shall be paid in cash, in non-discounted equal periodic installment payments corresponding to the frequency and duration of the severance payments that the Employee would have been entitled to receive under the Normal Severance Period. The Pension

Lump Sum Amount and the Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Employee terminates.
7. Termination of Employment — Other
     The Severance Benefits shall only be payable upon an Employee’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, an Employee is terminated due to the Employee’s death or disability (as defined in the long-term disability plan in which the Employee is entitled to participate (whether or not the Employee voluntarily participates in such plan)) and, at the time of such termination, the Employee had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.
8. Administration of Plan
     This Plan shall be administered by Xylem, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Xylem shall be final, conclusive and binding on all parties affected thereby.
     Notwithstanding the preceding paragraph, following an Acceleration Event, any controversy or claim arising out of or relating to this Plan, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Employee. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Employee as a result of the Company’s refusal to provide any of the Severance Benefits to which the Employee becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Employee and the Company pertaining to this Plan. The Company shall pay such fees and expenses from the general assets of the Company.
9. Termination or Amendment
     Xylem may terminate or amend this Plan (“Plan Change”) at any time except, that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Employee may be made without the prior written consent of such Employee affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.

10. Offset
     Any Severance Benefits provided to an Employee under this Plan shall be offset in a manner consistent with Section 15 by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, or outplacement services, which the Employee receives or is entitled to receive, (i) pursuant to any other Company policy, practice program or arrangement, (ii) pursuant to any Company employment agreement or other agreement with the Company, or (iii) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Employee voluntarily expressly waives (which the Employee shall have the exclusive right to do) in writing any such respective entitlement.
11. Excise Tax
     In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction shall be effected, if the Net After-tax Benefit to Employee of receiving all of the Payments exceeds the Net After-tax Benefit to Employee resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.
     For purposes of this Section 11, the following terms have the following meanings:
     (i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Employee with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Employee’s taxable year in which the Change in Control occurs.
     (ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 11.
     (iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
     (iv) “Safe Harbor Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
     All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Employee and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within ten (10) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such
     All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Employee, it shall so indicate to the Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
12. Miscellaneous
     The Employee shall not be entitled to any notice of termination or pay in lieu thereof except as included as part of Severance Pay as provided herein.
     Severance Benefits under this Plan are paid entirely by the Company from its general assets.
     This Plan is not a contract of employment, does not guarantee the Employee employment for any specified period and does not limit the right of the Company to terminate the employment of the Employee at any time.
     If an Employee should die while any amount is still payable to the Employee hereunder had the Employee continued to live, all such amounts shall be paid in accordance with this Plan to the Employee’s designated heirs or, in the absence of such designation, to the Employee’s estate.
     The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
     If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
     The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.
     The Plan shall be binding on all successors and assigns of the Xylem and an Employee.
13. Notices
     Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Xylem Inc.
1133 Westchester Avenue, Suite 2000
White Plains, New York 10604
Attention: General Counsel
If to Employee:
To the most recent address of Employee set forth in the personnel records of Xylem.
14. Adoption Date
     This Plan was initially adopted by Xylem on October 31, 2011 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Employee prior to the Adoption Date.
15. Section 409A
     This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s termination of employment with the Company the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under
     Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Employees in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employees with respect thereto.